Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-179608 and 333-188691 Form S-8 of our report dated March 12, 2015, relating to the consolidated financial statements of Synacor, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of Synacor, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Williamsville, New York

March  12, 2015